Exhibit 10.4

                                   Agreement

     THIS ACQUISITION AND OPERATIONS AGREEMENT ("Agreement") is entered into as of this the 21st day of April, 2007, by and between Spirit Exploration Inc., a Nevada corporation ( "Spirit" ), with its principal business address of 3132 West Post Road, Las Vegas, NV 89118, and Minera Del Pacifico Noroeste, S.A., an Ecuadorian corporation ("Pacifico"), of Machala, Oro Province, Ecuador;

                                   WITNESSETH:

     WHEREAS, Spirit is a United States publicly traded company in the business of acquiring and, through its subsidiaries and affiliates, operating various Mining Property in the country of Ecuador, South America, and

     WHEREAS, Spirit operates in Ecuador through its wholly-owned subsidiary Minera EcuadorGoldCorp S.A., an Ecuadorian corporation ("EcuadorGoldCorp"); and

     WHEREAS, Pacifico is in the business of developing and operating of Mining Properties in the country of Ecuador, South America , and

     WHEREAS, Pacifico has identified and negotiated for the option to acquire certain mining properties in Ecuador which it desires to assign to Spirit and/or EcuadorGoldCorp; and

     WHEREAS, the parties hereto desire to work together for the purpose of developing mining property in Ecuador, South America,

     NOW THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and the mutual promises and benefits to be derived by the parties, they do hereby agree to the following terms and conditions:


                                    ARTICLE 1

                                  ORGANIZATION

Section 1.1 PURPOSES, SCOPE, RIGHTS AND DUTIES UNDER THIS AGREEMENT.

     1.1.1 PRIOR AGREEMENT. This Agreement supercedes and terminates that certain Agreement dated April 20, 2007 (the "Prior Agreement") among Pacifico, Spirit, EcuadorGoldCorp and Roger McClay. The parties hereto hereby acknowledge and agree that the Prior Agreement is terminated with no liabilities or further requirements on the part of any of the parties hereto.

     1.1.2 ASSIGNMENT OF PROPERTIES. Pacifico hereby agrees to assign and sell to Spirit those certain assets relating to mining concessions and interests and related obligations (the "Properties") as more fully set forth on Exhibit A hereto. Without limitation to the generality of the foregoing, Pacifico agrees to provide whatever title documents, legal opinions, property descriptions or other definitive documentation required to formally effectuate legal title, to register legal title and/or record in the appropriate registration and recording offices transfer of and title to such Properties set forth therein with Spirit and/or EcuadorGoldCorp as the case may be under applicable Ecuadorian law to the reasonable satisfaction of counsel to Spirit and/or EcuadorGoldCorp, sufficient to assure that Spirit and/or EcuadorGoldCorp has full legal right, title and interest to such properties including without limitation any and all mineral rights and mining rights thereto.

     1.1.3 CAPITALIZATION OBLIGATIONS. Spirit agrees to obtain capitalization and funding required for the operation of the Properties, including without limitation development, exploration and mining operations

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for the Properties.  Such funding shall be pursuant to mutually agreed upon budgets between Spirit and Pacifico. Pacifico agrees to provide Spirit with separate accounts for each of the individual Properties which shall be compiled in accordance with generally accepted accounting principles consistently applied in the United States, and which shall be subject to an annual audit. Pacifico shall provide such accounting on a monthly basis and Spirit may inspect such books upon reasonable notice and at any reasonable time. It is understood and agreed that the method of accounting used by Pacifico shall be the accrual method and that the accounting year shall be the calendar year. Pacifico acknowledges and agrees that Spirit shall have formal reporting obligations with the United States Securities and Exchange Commission and any and all books and records shall be required to comply with the rules and regulations required for such periodic financial reporting.

     Without limitation, Pacifico and Spirit agree that they shall comply with the Use of Proceeds attached hereto as Exhibit B with respect to funding obligations and requirements.

Section 1.2 RIGHT OF FIRST REFUSAL. During the term of this Agreement, Pacifico may joint venture, option, sell, transfer and enter into any transaction for any mineral property interest in Ecuador (each being a "Property Interest") except
in accordance with the terms of this Agreement.   Pacifico hereby grants to
Spirit a 30 calendar day right of first refusal to acquire any Property that is offered to either acquire, lease, joint venture, option or otherwise enter into a transaction of in any manner that may be presented by Pacifico. If Spirit does not respond or refuses Spirit acknowledges that Pacifico may use its best efforts to secure such property into Pacifico through other relationships.

Section 1.3 TERM.   The Term of this Agreement (the "Term") is for a period of
60 months commencing upon the execution date hereof (the "Effective Date"), subject to the terms hereafter set forth.

     a. This Agreement shall renew automatically for subsequent 60 month periods if not specifically terminated in accordance with the following provisions. Either Party hereto agrees to notify the other Party hereto in writing at least 180 calendar days prior to the end of the Term of its intent not to renew this Agreement (the "Non-Renewal Notice"). Should both Parties fail to provide a Non-Renewal Notice this Agreement shall automatically renew. Such renewal shall be on the same terms and conditions contained herein unless modified and agreed to in writing by the Parties.

     b. Notwithstanding any other provision of this Agreement, this Agreement may be terminated by either Party upon written notice to the other Party if:

          (i) the other Party fails to cure a material breach of any provision of this Agreement within 30 calendar days from its receipt of written notice from said Party (unless such breach cannot be reasonably cured within said 30 calendar days and the other Party is actively pursuing curing of said breach); or

          (ii) the other Party commits fraud or serious neglect or misconduct in the discharge of its respective duties hereunder or under the law; or

          (iii) the other Party becomes adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, and where any such petition is not dismissed;

          (iv) any default by either party under, redemption of or acceleration prior to maturity of any Indebtedness (as defined below) in excess of $100,000 of such party or any of its subsidiaries. "Indebtedness" for purposes of this provision includes (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, "capital leases" in accordance with generally accepted accounting principals) (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights

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     and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease,
     (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above;

     c. Upon any such termination, neither party shall have any further obligation or liability to the other and the compensation provisions set forth in Paragraphs 2.2 and 2.3 for Pacifico shall be void and of no further effect. Furthermore, any such termination shall immediately require immediate liquidation of any and all obligations created hereby and/or related to the operations set forth herein without penalty or fee to Spirit, such that there would be no obligation or impediment to Spirit in transferring or disposing of any of the mining related properties herein

                                    ARTICLE 2

                            COMPENSATION TO PACIFICO

     As consideration for the assignment of the Properties set forth herein and in consideration for Pacifico's duties and obligations as operator of the Properties more fully set forth herein, the parties hereto hereby acknowledge that Pacifico shall be entitled to the following consideration:

Section 2.1  STOCK CONSIDERATION.   Spirit will issue and deliver 15 million
shares of common stock of Spirit Exploration, Inc. (the "Stock Consideration") to Pacifico or assigns. Pacifico acknowledges and agrees that: (i) The Stock Consideration to be issued to Pacifico or assigns is being issued without registration under applicable federal and state securities laws in reliance upon certain exemptions from registration under such securities laws; (ii) Pacifico and its officers and directors have had the opportunity to ask questions of and receive answers from Spirit, its respective executive officers concerning its businesses and all such inquiries have been completed to his satisfaction; (iii) Each certificate to be issued to Pacifico or assigns will bear a legend restricting its transfer, sale, conveyance or hypothecation, unless such shares of SPXP Stock is either registered under applicable securities laws or an exemption from such registration is applicable, and provided that if an exemption from registration is claimed; (iv) Pacifico shall not transfer any of the Stock Consideration except in compliance with all applicable securities laws; (v) Pacifico is acquiring the Common Stock for its own account, for investment purposes only and not with a view to the sale or distribution thereof; (vi) Pacifico has not received any general solicitation or general advertising regarding the acquisition of the Stock Consideration; and
(vii) Pacifico is capable of evaluating the merits and risks of an investment in the Stock Consideration because Pacfico, through its shareholders, officers and directors, is a sophisticated investor by virtue of its prior investments and have experience in investments similar in nature to the Stock Consideration, including investments in unlisted and unregistered securities, and have knowledge and experience in financial and business matters in general. Pacifico acknowledges and agrees that any and all recipients of the Stock Consideration shall be required to enter into lockup agreements with the Company restricting sales and other transferability of the Stock Consideration for up to three years in common with all other Officers, Directors and more than 5% shareholders of record.

Section 2.2  MANAGEMENT FEES.

     (A) In connection with its duties for acquisitions, construction, exploration and operations of all assets in Ecuador, Pacifico shall be reimbursed monthly for all expenses incurred in the behalf of this Agreement at cost plus 10% (Ten Percent). As more fully set forth elsewhere herein, any and all such expenditures shall be as set forth on the mutually agreed upon budget for capital expenditures, expenses and other costs associated with any of the Projects.

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     (B)  In connection with its duties for acquisitions, construction, exploration and operations of all assets in Ecuador, Pacifico shall also receive 10% of the net revenues of the project up to a maximum of $10,000 per month which shall be applied to community development projects in Ecuador.

     (C) In connection with its duties for acquisitions, construction, exploration and operations of all assets in Ecuador, Pacifico shall also receive a gross amount of $10,000 per month for the first twelve months, which payment shall be deferred until April 11, 2008 or until funding of the Company, whichever is earlier. Commencing on April 11, 2008, Spirit and Pacifico shall meet and shall reasonably negotiate the amount of this gross amount payable under this Agreement for Pacifico's duties hereunder.

Section 2.3 NET SMELTER RETURN ROYALTY. Pacifico shall be entitled to a Net Smelter Return Royalty equal to 3% (three percent) of the Net Smelter Returns for the entire life of the operations in Ecuador or 30 years, whichever comes later. "Net Smelter Returns" means the proceeds received from any smelter or other purchaser from the sale of any ores, concentrates or minerals produced from operations in Ecuador after deducting from such proceeds the following charges only to the extent that they are not deducted by the smelter or other purchaser in computing the proceeds: (i) the cost of transportation of the ores, concentrates or minerals from the property to such smelter or other purchaser, including related transport; (ii) smelting and refining charges including penalties; (iii) marketing costs. The Net Smelter Return Royalty shall be calculated and paid to Pacifico on a quarterly basis within forty-five
(45) days after the end of each fiscal quarter. Spirit shall have the right to buy-back 1% of the Net Smelter Return Royalty held by Pacifico for $1,000,000 USD in cash.

Section 2.4 BOARD OF DIRECTORS. Upon execution of this Agreement, Spirit Exploration, Inc. will appoint an assignee of Pacifico to its Board of Directors.



                                    ARTICLE 3

                                   MANAGEMENT
Section  3.1  OPERATION  MANAGER

     Pacifico is hereby appointed Operations Manager of the all operations in mining for Spirit/Ecuadorgold for the term of this Agreement in Ecuador.

Section  3.2  POWER  AND  AUTHORITY.

     After execution of this Agreement Pacifico shall have full right, power and authority to do everything necessary or desirable in connection with the Exploration and Development of the Properties and, without limiting the generality of the foregoing, the right, power and authority to:

     (a) regulate access to the Properties subject only to the right of the Parties to have access to the Properties at all reasonable times for the purpose of inspecting work being done thereon but at their own risk and expense;

     (b) employ and engage such employees, agents and independent contractors as it may consider necessary or advisable to carry out its duties and obligations hereunder and in this connection to delegate any of its powers and rights to perform its duties and obligations hereunder; and

     (c) to undertake expenditures as in accordance with budgets developed and mutually approved from time-to-time, and in accordance with the provisions herein

Section  3.3  DUTIES  AND  OBLIGATIONS.

After execution of this Agreement, Pacifico shall have such duties and obligations as the parties hereto may from time to time determine, including, without limiting the generality of the foregoing, the following duties and obligations:

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     (a)      to  manage,  direct  and  control all exploration, development and mining operations in and under the Properties, in a prudent and workmanlike manner, and in compliance with all applicable laws, rules, orders and regulations;

     (b) to prepare and deliver to the Parties annual work plans and budgets and during periods of active field work to provide monthly and quarterly progress reports of the work in progress within 14 days of the end of the relevant period;

     (c) subject to the terms and conditions of this Agreement and the developed budgets, to keep the Properties in good standing free of liens, charges and encumbrances of every character arising from operations, (except liens for taxes not yet due, other inchoate liens and liens contested in good faith by Pacifico), and to proceed with all diligence to pay or contest or discharge any lien that is filed;

     (d) to maintain true and correct books, accounts and records of operations;

     (e) to permit Spirit to inspect, take abstracts from or audit any or all of the records and accounts during normal business hours;

     (f) to obtain and maintain, or cause any contractor engaged hereunder to obtain and maintain, during any period in which active work is carried out hereunder adequate insurance;

     (g) to regulate access to the Properties, subject only to the right of Spirit and its representatives to have access to the Properties, at all reasonable times for the purpose of inspecting work being done thereon and to permit Spirit to conduct such independent audits of the work as it may reasonably require;

     (h) to arrange for and maintain worker's compensation or equivalent coverage for all eligible employees engaged by Pacifico in accordance with local statutory requirements;

     (i) to perform their duties and obligations in a manner consistent with good exploration and mining practices;

     (j) to transact, undertake and perform all transactions, contracts, employments, purchases, operations, negotiations with third parties and any other matter or thing undertaken by Pacifico; and

     (k) to diligently advise Spirit of any material change in the status or exploration results of the Properties, to take all necessary acts in respect to such changes, and to assist the parties to produce timely coordinated public announcements.

     (l) during the Term of this Agreement, to not engage in any business which reasonably may detract from, compete with or conflict with Pacifico's duties and obligations to Spirit as set forth in this Agreement without disclosure to the Board of Directors of Spirit.

     (m) to not, except as authorized or required by Pacifico's duties hereunder, reveal or divulge to any person or companies any information concerning the organization, business, finances, transactions or other affairs of Spirit, or of any of its subsidiaries, which may come to Pacifico's knowledge during the continuance of this Agreement, and Pacifico will keep in complete secrecy all confidential information entrusted to Pacifico and will not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to Spirit's business. This restriction will continue to apply after the termination of this Agreement without limit in point of time but will cease to apply to information or knowledge which may come into the public domain.

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
     (n) to comply with all Ecuadorian, U.S. and other foreign laws, whether federal, provincial or state, applicable to Pacifico's duties hereunder and, in addition, hereby represents and warrants that any information which Pacifico may provide to any person or company hereunder will be accurate and complete in all material respects and not misleading, and will not omit to state any fact or information which would be material to such person or company.

     (o) to undertake general analysis of and planning for exploration activities and other work related to the pre-feasibility study stage of any of the Projects;

     (p) to undertake general analysis of and planning for the design, engineering, development, construction and operation of any of the Projects, including without limitation work related to the preparation of a feasibility study;

     (q) to prepare tender materials, reviewing bids, and interviewing and selecting the engineering, architectural, and construction firms that will work on any exploration activities, any other pre-feasibility stage work, any feasibility study, or any development, operation or expansion of any of the Projects;
     (r) to negotiate contracts on behalf of Spirit/EcuadorGold with any engineering, architectural, and construction firms so selected;

     (s) to arrange for and supervise any mine planning, engineering, pre-stripping and other work to be performed, provided that all such activities shall be on an arm's length commercial basis;

     (t) to coordinate and schedule the work of any firms selected to perform work, and supervising the performance of such firms through a designated management team, or otherwise;

     (u) to arrange for the purchase, lease or other acquisition of land required for any exploration activities, any other pre-feasibility work, any feasibility study or the development, operation or expansion of any of the Projects;

     (v) to procure such materials, supplies, equipment and services as may be needed or required in connection with any exploration activities, any other pre-feasibility work, any feasibility study or the development, operation or expansion of any of the Projects;

     (w) to secure insurance covering such risks and in such amounts as, in the judgment of Pacifico, are appropriate (taking into account changes in the availability of such insurance on commercially reasonable terms) with respect to any exploration activities, any other pre-feasibility work, any feasibility study or the development, operation or expansion of any of the Projects;

     (x) to apply for, obtain and maintain, all necessary governmental approvals or permits necessary in connection with any exploration activities, any other pre-feasibility work, any feasibility study or the development, operation or expansion of any of the Projects;

     (y) to conduct relations with all national and local governmental entities and in all public relations matters;

     (z) to conduct labor relations and coordinating environmental compliance and materials management;

     (aa) to do all such other acts and things as Pacifico shall determine to be necessary or advisable in connection with any exploration activities, any other pre-feasibility work, any feasibility study or any development, operation or expansion of any of the Projects.


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                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of Pacifico. Pacifico hereby makes the following representations and warranties to Spirit.

     (a) Pacifico has full power and authority to transfer the Properties and, except as set forth in Exhibit A or otherwise acknowledged of mortgage, are owned free and clear without any liens or encumbrances.

     (b) The execution, delivery and performance of this Agreement by Pacifico, and the consummation of the transactions contemplated hereby, will not with or without the giving of notice of the lapse of time or both, (i) violate any material provision of law, statute, rule or regulation to which Pacifico is subject, (ii) violate any judgment, order, writ or decree to which Pacifico is a party or by which it is or may be bound; or (iii) result in any material breach of or conflict with any term, covenant, condition or provision of, or result in the modification or termination of, or constitute a default under or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the Properties being transferred hereunder, under the corporate charter or by-laws or any other agreement, understanding or instrument to which Pacifico is a party or by which it is or may be bound or affected.

     (c) All necessary action has been taken by Pacifico or any of the related concession holders to authorize the execution, delivery and performance of transactions contemplated by this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Pacifico and any such concession holders and constitutes the valid and binding obligation of Pacifico and such concessions holders enforceable against them in accordance with their respective terms, except as enforceability is limited by (1) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally or (2) general principles of equity, whether considered in a proceeding in equity or at law.

     (d) All necessary consents and approval required for transferring the Properties have been obtained or will be obtained, including without limitation any and all approvals required by any agency of the Ecuadorian government. No consent of any court, governmental agency or other public authority is required as a condition to the enforceability of the transactions contemplated by this Agreement.

     (e) There is no action of law, in equity, arbitration proceeding, governmental proceeding or investigation pending, or to Pacifico's knowledge threatened against Pacifico or any of the concessionaries with respect to the operation of the Properties, or Pacifico's or any such concessionaire's ownership thereof. None of Pacifico or any concessionaire is in default with respect to any decree, injunction or other order of any court or other jurisdiction with respect to any of the Properties to be transferred.

     (f) Pacifico and the concessionaires have conducted their business in compliance with all material national, state and local laws, regulations and ordinances.

     Section 4.2. Spirit Representations. Spirit hereby makes the following representations and warranties to Pacifico.

     (a) Spirit is a Company duly organized, validly existing and in good standing under the laws of the State of Nevada and is qualified or licensed as a foreign corporation in any other jurisdiction where said licensing is required. Spirit has the full power and authority to conduct the business in which it is engaged and will be engaged upon completion of the transaction contemplated herein.

     (b) All the issued and outstanding shares of capital stock of Spirit are duly authorized, validly issued, fully paid and non-assessable.

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     (c) The execution and delivery of this Agreement by Spirit and the performance of Spirit's obligations hereunder have been duly authorized and approved by all requisite corporate action on the part of Spirit pursuant to applicable law. Spirit has the power and authority to execute and deliver this Agreement and to perform all its obligations hereunder.

     (d) This Agreement and any other documents, instruments and agreements executed by Spirit in connection herewith constitute the valid and legally binding agreements of Spirit, enforceable against Spirit in accordance with their terms, except that (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the enforcement of the rights and remedies of creditors; and (ii) the availability of equitable remedies may be limited by equitable principles.

     (e) Neither the execution, delivery nor performance of this Agreement or any other documents, instruments or agreements executed by Spirit in connection herewith, nor the consummation of the transactions contemplated hereby: (i) constitutes a violation of or default under (either immediately, upon notice or upon lapse of time) the Articles of Incorporation or Bylaws of Spirit, any provision of any contract to which Spirit may be bound, any judgment or any law; or (ii) will or could result in the creation or imposition of any encumbrance upon, or give to any third person any interest in or right to, the any capital stock of Spirit; or (iii) will or could result in the loss or adverse modification of, or the imposition of any fine or penalty with respect to, any license, permit or franchise granted or issued to, or otherwise held by or for the use of, Spirit; or (iv) violate any applicable law or order currently in effect to which Spirit is subject (other than any applicable "bulk sales" laws).

     (f) Spirit is not a party to, the subject of, or threatened with any litigation nor, to the best of Spirit's knowledge, is there any basis for any litigation. Spirit is not contemplating the institution of any litigation.

                                    ARTICLE 5

                               GENERAL PROVISIONS

Section  5.1  COMPLETE  AGREEMENT;  AMENDMENT;  NOTICE.

5.1.1 ENTIRE AGREEMENT. This Agreement embodies the entire understanding of the parties, and any changes must be made in writing and signed by all parties.

5.1.2 AMENDMENT. This instrument may be amended or modified only by an instrument of equal formality signed by all of the respective parties hereto.

5.1.3 NOTICE. All notices under this Agreement shall be in writing and shall be delivered by personal service, or by certified or registered mail, postage prepaid, return receipt requested, to the Parties of the Agreement (and where required, to the person required to be copied with the notice) at the addresses herein or at such other address as the addressee may designate in writing, and to the Agreement at its principal place of business as set forth in Section 1.3 hereof, and shall be effective upon receipt (or refusal to accept).

The  addresses  for  notices  to  the  Parties  of the Agreement are as follows:

If to Pacifico:

Minera Del Pacifico Noroeste  S.A.
Circunvalacion Norte #511y 12 ava. Norte
Machala, El Oro, Ecuador

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If to Spirit:

Spirit Exploration, Inc
3132 West Post Road
Las Vegas, NV 89118
Attn:  Peter Laipnieks

Copy to

Cutler Law Group
3206 West Wimbledon Dr
Augusta, GA 30909
Attn:  M. Richard Cutler

Section 5.2 ATTORNEYS FEES.

     Should any litigation be commenced between the parties hereto or their representatives, or should any party institute any proceeding in a bankruptcy or similar court which has jurisdiction over any other party hereto or any or all of his or its property or assets concerning any provision of this Agreement or the rights and duties of any person or entity in relation thereto, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for his or its or their attorneys fees and court costs in such litigation or in a separate action brought for that purpose.

Section  5.3  VALIDITY.

     In the event that any provision of this Agreement shall be held to be invalid or unenforceable, the same shall not affect in any respect whatsoever the validity or enforceability of the remainder of this Agreement.

Section  5.4  SURVIVAL  OF  RIGHTS.

     Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, their respective heirs, executors, legal representatives, and permitted successors and assigns.

Section  5.5  GOVERNING  LAW.

     This Agreement has been entered into in the state of Nevada, and all questions with respect to this Agreement and the rights and liabilities of the parties hereto shall be governed by the laws of Nevada, and the venue of any action brought hereunder shall be in Clark County, State of Nevada. Without limitation in any way to the foregoing, Spirit and Pacifico hereby expressly waive any and all application of Ecuadorian law to the interpretation and enforcement of this Agreement and expressly waive any right to venue or jurisdiction of any court in Ecuador

Section  5.6  WAIVER.

     No consent or waiver, express or implied, by a Party of the Agreement to or of any breach or default by another Party of the Agreement in the performance by such other Party of the Agreement of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Party of the Agreement hereunder. Failure on the part of a Party of the Agreement to complain of any act or failure to act of another Party of the Agreement or to declare another Party of the Agreement in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of the Agreement of its rights hereunder. The giving of consent by a Party of the Agreement in any one instance shall not limit or waive the necessity to obtain such Party of the Agreement consent in any future instance.

Section  5.7  REMEDIES  IN  EQUITY.

     The rights and remedies of any of the Parties of the Agreement hereunder shall not be mutually exclusive, i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof. Each of the Parties of the Agreement confirm that damages at law may be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction, or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any rights at law or by statute or otherwise of any party aggrieved as against the other for a breach or threatened breach of any provision hereof, it being the intention by this Section to make clear the agreement of the Parties of the Agreement that the respective rights and obligations of the Parties of the Agreement hereunder shall be enforceable in equity as well as at law or otherwise.

Section  5.8  INDEMNIFICATION.

     Each Party of the Agreement (Indemnifying Party of the Agreement) hereby agrees to indemnify and hold the other Parties of the Agreement and the Agreement harmless from and against any and all claims, demands, actions, and rights of action (including attorneys fees and costs) that shall or may arise by virtue of anything done or omitted to be done by the Indemnifying Party of the Agreement (through or by its agents, employees, or other representatives) outside the scope of, or in breach of the terms of, this Agreement; provided, however, that the other Parties of the Agreement shall be notified promptly of the existence of any such claim, demand, action, or cause of action and shall be given reasonable opportunity to participate in the defense thereof. In the event that one Party of the Agreement shall be held severally liable for the debts of the Agreement he shall be awarded contribution from the other Parties of the Agreement so that each Party of the Agreement shall only be obligated to pay that portion of such liability as shall be proportionate to such Party of the Agreement interest in the Agreement.

Section  5.9  SUCCESSORS  AND  ASSIGNS.

     The rights and obligations of this Agreement may be not assigned by either Pacifico or Spirit to any successor or assignee without the express written agreement of the other, which agreement may be withheld in such party's sole discretion.

Section  5.10  COUNTERPARTS.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same Agreement.

Section  5.11  FURTHER  ASSURANCES.

     Each party hereto agrees to do all acts and things and to make, execute, and deliver such written instruments as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above set forth.


/s/ Luiggi Lopez
-----------------------------------------
By:  Luiggi  Lopez  Authorized  Signatory  on  Behalf  of;
MINERA  DEL  PACIFICO  NOROESTE  S.A.


/s/ Peter Laipnieks
-----------------------------------------
By:  Peter  Laipnieks,  President;
SPIRIT  EXPLORATION  INC.

EXHIBIT  A
Properties

KYLEE

Spirit has agreed to purchase the concessions of Kylee for a lump sum payment of $400,000 USD on or before October 31, 2007. The formal title for such properties shall be transferred and delivered to Spirit immediately upon payment.

MARIA  OLIVIA

Spirit has agreed to purchase the concessions of Maria Olivia for a lump sum payment of $400,000 USD on or before October 31, 2007, of which a mortgage is due and owed on said concession. The formal title for such properties shall be transferred and delivered to Spirit immediately upon payment.

MULUNCAY

Pacifico has acquired the following properties inside the mining district known as Muluncay (See below).

MINES                              OWNER
Mina  Buena  Esperanza             Sr.  Angel  Avila  Cordova          ACQUIRED
Mina  Naranjitos                                                       ACQUIRED
Mina  De  La  Divina  Justricia                                        ACQUIRED
Mina  La  Chonto                                                       ACQUIRED
Mina  Los  Quindes                                                     ACQUIRED
Mina  Las  Canas                   Sr.  Emilio  Asanza                 ACQUIRED
Mina  Autonomos                    Sr  Manual  Lopez                   ACQUIRED


PROPERTIES  TO  BE  ACQUIRED

1)  Fierro  Urco  II
2)  Campo  De  Oro  Sur
3)  Concession  Claudio  Asanza
4)  Oro  Norte  Maria

EXHIBIT  B

                                USE OF PROCEEDS

                   $ 20,000,000 ASSET BACKED NOTES FINANCING

MULUNCAY MINING PROJECT

The Muluncay Project is the company's principle concession and will utilize the majority of the proceeds from the $20,000,000 asset backed note financing. The Muluncay project currently consists of three mines and a flotation processing plant in Southern Ecuador- the Muluncay Project. These acquisitions provide properties from which Spirit can start producing gold immediately. We have already produced our first shipment of concentrate but it has become apparent that we need to upgrade our processing capacity to take advantage of the tremendous opportunity presented us at Muluncay. These mines and processing plant are presently being upgraded and are anticipated to be cash flow positive within six months. Spirit's Muluncay Project encompasses 2100 hectares, with estimated inferred resource of 600,000 ounces of gold. Spirit has spent approximately $1,000,000 on this project to date upgrading the mines and processing plant.

The following reflect the planned use of proceeds for the development of the Muluncay Mining Project. Specific uses of these funds may be reviewed and revised based on Management's review of the status of the project, unforeseen costs and uncertainties, and the reasonable judgment of Management as to more appropriate utilization of the proceeds for specific components of development of the Muluncay project.

USE OF PROCEEDS IN PHASE I THRU III FOR MULUNCAY MINING PROJECT

PHASE  I
Continuation of Mine preparation and modernization with equipment for proper mining excavation for the tonnage required for the production plant(s). The acquisition and purchase of 100 hectares for the new Central Processing Plant for growth and tailing ponds to fulfill our Environmental Impact Studies for this future site. Deposits will be applied for new Equipment to bring current Plant to 150 Tons per day at our Esperanza location and the deposit to acquire Equipment for New Floatation Plant that will begin under construction during Phase II (Start up Plant to be 250 tons per day with a foot print to build to
500  tons  per  day).  TIME:  90  Days  after  funding   COST:  $2,000,000  USD

PHASE  II
Construct New Central Floatation Plant from designed Blueprints prepared by engineering. Clearing of land, preparation of utilities and pouring footers to begin immediately. During concrete curing, begin tailing pond preparation and equipment transporting to site. Begin on site assembly of tanks and crushing line assembly for installation. Apply equipment in order of placement and continue through test run of plant of 250 ton per day operation. TIME: One Year from Start. COST: $4,500,000.


PHASE  III
Continuing Mine development and slashing process to continue to create proper ore feed. Develop holding deposits for extracted ore for proper blending for the Plant. After plant has run 250 tons per day for 90 consecutive days begin process to add additional equipment to raise to 500 tons per day. StateplaceOre volume per day will dictate the growth stages (50 ton tanks can be added quickly) based on the mining progress for vein quality. TIME: One Year. Cost:
$2,500,000.

USE OF PROCEEDS FOR FOREGOING PHASES ON MULUNCAY AND ALSO REFLECTING PROPERTY PURCHASE AND MORTGAGE TERMINATION COSTS

     PHASE I
 OCT. 1/07 - MAR. 1/08       PURCHASE PRICE
                             ---------------  -------------------------------
                                              Deposit with 3 Yr. Mortgage
                                              Terms ($375,000 remains owed
Purchase of "Lopez" Mine     $       506,783  on Mortgage)

                                              Deposit with 3 Yr. Mortgage
                                              Terms ($620,000 remains owed
Purchase "Esperanza" Mine    $       850,000  on Mortgage)

                                              Deposit with Mortgage Terms
                                              (2 Pmts.) ($160,000 remains
Purchase "Asanza" Mine       $       260,000  owed on Mortgage)
                             ---------------
TOTAL PURCHASES              $     1,560,000



MINING OPERATION UPGRADES:

   "Lopez" Mine              $       325,000  Slashing & Safety Construction

   Esperanza Plant           $       575,000  Slashing & Safety Construction

                                              Slashing & Safety Construction
   CityplaceSanta Fe Plant   $        50,000  in Mine & Plant Prep
                             ---------------
SUB TOTAL                    $       950,000

Contingency (10%)            $        95,000
                             ---------------
TOTAL UPGRADES               $     1,045,000

TOTAL COSTS FOR PHASE 1      $     2,525,000


     PHASE II
  NOV/07-JUNE/08
                                                Land-100 Hectares
Property Purchase                   $  150,000  (247.1 Acres)

Development of Spirit 1 & 2 Plant   $3,500,000
                                    ----------
TOTAL                               $3,650,000

 PHASE II PLANT & MINE UPGRADES:

                                                Upgrade Mine to
   "Lopez"                          $  300,000  Production Level

                                                Upgrade Mine to
                                                Production Level &
   "Esperanza"                      $  500,000  Increase Volume

                                                Upgrade Mine to
   "Asanza"                         $  300,000  Production Level
                                    ----------
TOTAL UPGRADES                      $1,100,000

Upgrade Contingency (10%)           $  110,000

Total Upgrade Expense Phase II      $1,210,000
                                    ----------
TOTAL COSTS PHASE II                $4,680,000


     PHASE III
FEB. 1/08 - JULY 1/08

Transportation & Moving Equipment   $  250,000

Completion of Spirit 1 & 2 Plant    $ 1,500,00
                                    ----------
TOTAL                               $1,750,000
                                    ----------

PHASE III PLANT & UPGRADES:

   "Lopez" Mine                     $  250,000  Upgrade Mine & Extraction Bins

                                                Upgrade to Production
   Esperanza Plant                  $  750,000  Level & Increase Plant Volume

   CityplaceSanta Fe Plant          $  100,000  Upgrade Mine to production level
                                    ----------
SUB TOTAL                           $1,100,000

Contingency (10%)                   $  110,000
                                    ----------
TOTAL UPGRADES                      $1,210,000

TOTAL COSTS FOR PHASE 1II           $2,960,000

TOTAL  FUNDS  REQUIRED  FOR  MULUNCAY  EXPANSION:  $10,165,000


MARIA  OLIVIA  PROJECT

Spirit has undertaken a joint venture on this project with Franzosi S.A., an exploration company based in Quito, Ecuador. Franzosi is scheduled to spend $4.8 million developing this property. To meet our obligations under the agreement, Spirit is required to provide $1,200,000 for additional property acquisitions and contributions to the joint venture.

Maria Olivia has similar geology, structures and mineralization as Muluncay. Within the Portovelo Series volcanics a series of parallel structures found in the NW corner of the district is grouped as Cerro de Oro. These local area structures encompass both those veins found within the Maria Olivia concession, such as Tres Diablos, Bolivar and placeCitySan Antonio, as well as those immediately outside the concession boundaries but considered to be part of the same Ayapamba area mineralizing system (e.g. La Sucre Vein). This system of veins is the northwest continuation of the large system of veins around Portovelo-Zaruma. There is significant additional potential at depth of up to 1500 m for most of the concession in the district, including those veins contained within the Maria Olivia concession. A preliminary estimate of the resource from the three known veins (Tres Diablos, Bolivar, San Antonio) with an estimated strike length of 1 km (similar to the Sucre Vein), with an average width of 1.3 m and an average depth of 600 m is probable that a resource of greater than 1.5 million tonnes in the order of 12 g/T (due to dilution by secondary veins and disseminations) could produce 562,500 oz Au. No estimate of the value derived from silver or sulphide concentrate has been made, but it would add a significant amount to the value of this resource.
The Company plans to undertake production of the Maria Olivia concession production in four phases:

1. Initially in Phase 1 through startup exploration, completion of an environmental impact study, undertaking soil and water studies to begin with laboratory results and engaging mining engineers to begin surface evaluations for possible entry points of the main tunnel.

2. In Phase 2, the Company will put its drill program into place. This will including (i) hiring a drill team with an approved North American Geologist to prepare cores for booking and lab preparation; (ii) building a security shelter for cores and equipment; (iii) moving equipment on site and beginning drilling;
(iv) preparing a model from drilling results of the ore body after the first 16,000 feet have been drilled and sampled; (v) beginning calculation of provable resources based upon early lab reports; (vi) starting a second round of drilling (16,000 feet); (vii) using these results to assure mining tonnage and grade for valuations and (viii) repeating the above based upon distance, depth and width of findings.

3. In Phase 3, the Company will begin underground extraction (mining). The Company will need to complete an environmental impact study for extraction. The Company's mining engineers will begin construction for the entry of the main tunnel and its mechanical engineers will approve final drawings of the flotation processing plant. Key paperwork will be completed include approval of budgets, flow charts and objectives from financing to construction, and setting production objectives.

4. In the final Phase 4, the Company will begin construction of a 200 ton plant and mining extraction. Included in this phase will be (i) setting footers for 400 ton per day Processing flotation plant; (ii) purchasing equipment to set 200 ton per day in this Phase; (iii) developing a tailings pond for five year production at 200 ton per day for a key impact study; (iv) providing rail, water, air and electricity mine for extraction of a 200 ton per day operation;
(v) building a laboratory on site and (vi) setting a security perimeter around the active plant and mine area.

TOTAL FUNDS REQUIRED FOR MARIA OLIVIA JOINT VENTURE: $1,200,000


KYLEE  CONCESSION

This project contains at least one major vein of 1 metre width, and is suggested to be 2.3 kilometres long, trending NE-SW. The width of the vein suggests strength, continuity and depth. Our current workings are on a vein exposed along Quebrada Zuro of Rio San Francisco, which lies NE of the major Rio Jubones. There are possible parallel veins in Quebrada Cuchicorral. This area has not yet been explored for parallel structures which may host similar mineralization. Spirit Exploration's proposed exploration program would consist of stream sediment sampling of all creeks in concession, where accessible, at approximately 100 metres separation along each creek. The purchase cost of acquiring this asset is $400,000.

PHASE  I
Begin Environmental Impact Study by recommended geologist team from placeCityQuito. At the same time begin soil sampling, magnetometer land survey, and laboratory testing through-out the concession to design proper target areas to begin drilling program. Time: 120 Days. Cost: $150,000

PHASE  II
Hire professional drillers and work out first 5,000 meter program with geologist team. Build model of ore body and create tonnage estimates based on findings. Cut core samples in half and send to bonafide laboratory for testing report.
Time: Six Months Cost: $1,000,000 Drillers Est. 5,000 meters x $150 = $750,000, plus mobilization cost plus Laboratory.

PHASE  III
Body over 1 million ounces will be recommended to continue with a second 5,000 meter program to clarify ore body pitch and depth. Time: Six Months Cost:
$1,000,000.

PHASE  IV
Begin under-ground engineering studies and prepare Mining Report. Begin designation of entrance to the ore body. (Cost to be based on meter removed plus equipment). Time: One Year Cost: $1,500,000.

TOTAL  FUNDS  REQUIRED  FOR  KYLEE  CONCESSION:  $3,900,000

FIERRO  URCO  I  &  II  PROJECTS

Spirit's strategic land package, Fierro Urco II, is comprised of 11 concessions totaling 13,503 hectares (approximately 28,000 acres) inside the Regional Mining District of Loja. This land package is north of Loja, Ecuador and just west of the Aurelian Resources, Inc.(TSX) Fruta Del Norte Gold-Silver Deposit, which recently reported an inferred resource of 13.7 million oz. of gold equivalent. The purchase price of this concession is $1,500,000.

In addition to the Fierro Urco II project, we have a purchase agreement to acquire the Fierro Urco I project. This is a very strategic package and is on the same geological trend as the Fierro Urco II project. We have spent $100,000 on this project to date and need $1,100,000 to complete the acquisition.

There have been numerous exploration programs carried out on this property under the auspices of the British Geological Commission, the United Nations and Geolog a del Ecuador. Our geological team in Ecuador has conducted an extensive document search and review of previous work in this very strategic area in Southern Ecuador. The 11 mining concessions we obtained in this package presented 134 areas interest to our experts. This project will be fully evaluated with a preliminary Exploration program already initiated with soil sampling. The program will include detailed mapping, prospecting, stream sediment sampling, and chip and channel sampling to confirm the previous exploration data. Spirit will be very aggressively defining each phase of our exploration results based on these lab tests and will move quickly into a drill program.

PHASE  I
Begin Environmental Impact Study by third party geologist team from placeCityQuito. At the same time begin soil sampling, magnetometer land survey, and laboratory testing through-out the concession to design proper target areas to begin drilling program. Time: 120 Days. Cost: $250,000

PHASE  II
Hire professional drillers and work out first 5,000 meter program with geologist team. Build model of ore body and create tonnage estimates based on findings. Cut core samples in half and send to bonafide laboratory for testing report.
Time: Six Months Cost: $1,000,000 Drillers Est. 5,000 meters x $150 = $750,000, plus mobilization cost plus Laboratory.

TOTAL  FUNDS  REQUIRED  FOR  FIERRO  URCO  I  &  II:  $3,850,000



PROJECTED GENERAL WORKING CAPITAL AND CORPORATE COSTS: ANNUALIZED FOR 2008

Management Salaries (President, CEO, Exploration VP, CFO)               $440,000
Rent for Management Staff, Utilities, travel, etc.                        50,000
Consultants (Financial, Geologists, Operational)                         175,000
Legal, Accounting, Audits                                                150,000
Investor Relations                                                        70,000

TOTAL FUNDS REQUIRED FOR CORPORATE COSTS                                $885,000

SUMMARY OF USE OF PROCEEDS

     FUNDS  REQUIRED  FOR  MULUNCAY  EXPANSION:                      $10,165,000

     FUNDS REQUIRED FOR MARIA OLIVIA JOINT VENTURE:                   $1,200,000

     FUNDS  REQUIRED  FOR  KYLEE  CONCESSION:                         $3,900,000

     FUNDS  REQUIRED  FOR  FIERRO  URCO I & II:                       $3,850,000

     CORPORATE COSTS:                                                   $885,000
                                                                ----------------
     TOTAL USE OF PROCEEDS                                           $20,000,000